Exhibit 99.1

ASCENDIA BRANDS, INC. ISSUES PRELIMINARY EARNINGS INFORMATION

FOR YEAR ENDED FEBRUARY 28, 2007

Hamilton, NJ – June 1, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) reported May 29, 2007 that it would not file its Annual Report on Form 10-K for the fiscal year ended February 28, 2007 within the prescribed time period because it requires additional time to complete its review of the complex accounting for changes to its convertible debt in accordance with EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company also announced the following preliminary unaudited earnings information for its fiscal year ended February 28, 2007.

Net Sales

Net sales for the year ended February 28, 2007 were $99.6 million, compared to $79.5 million for the prior year, an increase of $20.1 million (25.3 percent). Net sales were favorably impacted by the Company’s acquisition of the former Playtex brands in November 2005, which contributed $36.2 million to current year net sales compared to $13.1 million in the prior year. In addition, the February 9, 2007 acquisition of the former Coty brands contributed $3.6 million to current year net sales compared to zero in the prior year.

Gross Profit

Consolidated gross profit increased to $14.6 million for the year ended February 28, 2007 compared to $5.3 million for the year ended February 28, 2006. As a percentage of net sales, the gross profit margin was 14.7 percent in the current year compared to 6.6 percent in the prior year. The acquired Playtex brands contributed $11.7 million to current year gross profit compared to $1.0 million in the prior year. The acquired Coty brands contributed $1.3 million to current year gross profit compared to zero in the prior year. The current year gross profit includes $.9 million expense from the step-up in the value of the acquired Coty inventory as part of the purchase price allocation, in accordance with SFAS No.142. The current year was also negatively impacted by $1.2 million in additional inventory reserves established against the acquired Playtex assets. Prior year gross profit included $3.7 million expense from the step-up in the value of the acquired Playtex inventory, in accordance with SFAS No. 141.

Selling, General and Administrative Expenses

SG&A increased by $13.3 million, from $14.1 million for the year ended February 28, 2006 to $27.4 million for the year ended February 28, 2007. The major factors contributing to the increase in SG&A compared to prior year were:

($ Millions)
Playtex asset impairment charge	1.8
Playtex intangible amortization	2.2
Executive sign on bonus	2.0
Incremental Playtex sales and marketing	1.9
Coty TSA costs	.6
Stock compensation expense	2.0
Legal, audit, transaction fees	2.0
Executive bonus	.8

Loss from Continuing Operations

The Company is unable at this time to predict its loss from continuing operations for the year ended February 28, 2007 due to the previously stated uncertainty surrounding the accounting for convertible debt.

Loss from Discontinued Operations

As a result of the Company’s decision to divest of its wireless application development division, it has categorized the results of Cenuco, Inc. as discontinued operations in 2007 and restated the previously reported 2006 results to be on a consistent basis. For the year ended February 28, 2007 the loss from discontinued operations includes the write-off of both the remaining goodwill of $14.6 million and the net book value of the acquired software of $5.2 million. For the year ended February 28, 2006 the loss from discontinued operations includes a goodwill impairment charge of $35.1 million.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com